EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Genspera, Inc.

We hereby consent to the use in this Amendment No.3 to the Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated March 30, 2011 included in the Annual Report for the years ended December 31, 2010 and 2009, relating to the financial statements of Genspera, Inc., which appear in such Registration Statement and related Prospectus for the registration of 6,397,507 shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

RBSM LLP

New York, New York
December 12, 2011